Quotient Continues Business Transformation with the Appointment of Allison Metcalfe as Chief Revenue Officer
AdTech Sales Veteran Brings Track Record of Driving Top-Line Growth

Scott Raskin to Step Down as President

SALT LAKE CITY – January 24, 2023 – Quotient Technology Inc. (NYSE: QUOT) (“Quotient” or the “Company”), a leading digital promotions and media technology company, today announced the appointment of Allison Metcalfe as Chief Revenue Officer, effective immediately. In addition, Scott Raskin is stepping down as President and will remain in his role until March 31, 2023, to ensure a smooth transition.

“After a thoughtful search, we are thrilled to welcome Allison to our leadership team,” said Matt Krepsik, CEO of Quotient. “Her proven record of success comprises global team management, sales development, overseeing significant revenue growth and implementing marketing solutions that are programmatic and audience focused. Her breadth of experience in AdTech and digital marketing will bring a fresh perspective to our leadership team that we will leverage as we continue to build out our network, data and technology in the months ahead.”

“We have focused on our core products and strengths of the business, realigned our cost and capital structure and bolstered our management team. We look forward to sharing more about the continuing transformation underway at Quotient at our upcoming year-end earnings call.”

Ms. Metcalfe is a seasoned executive with over 15 years of leadership experience in the advertising technology industry. She has an extensive history of developing customer and metric driven go-to-market strategies, scaling businesses, driving strong customer experiences, and building effective teams that hit revenue growth and margin objectives. She most recently served as Chief Revenue Officer of Demandbase, where she led a global team of 400 people across all go-to-market functions. Prior to Demandbase, Allison spent seven years at LiveRamp, most recently serving as SVP Go To Market Strategy, Partnerships and Productivity.

“I am excited to join Quotient, a dynamic company that I believe has the network, data and platform to be the provider of choice for digital promotions and media across the industry,” said Ms. Metcalfe. “I look forward to working closely with Matt and the rest of the team to advance the important strategic and financial initiatives already underway.”

Mr. Krepsik continued, “On behalf of the entire Quotient team, I want to thank Scott for his contributions and leadership. Having served as our Lead Independent Director prior to stepping into the role of President in 2019, Scott has been instrumental in transforming the business, including leading the integration of several acquisitions, bringing in new talent, enhancing our cost structure and evolving our go-to-market strategy to position us well for future growth. On a personal level, Scott has been a true partner, mentor and friend. We appreciate his continued support in the coming months and wish him all the best in his future endeavors.”

Mr. Raskin said, “It has been incredibly rewarding to work with Quotient’s talented team and to be a part of the exciting and transformative work underway over the past few years. I have the utmost confidence in Matt and the leadership team’s ability to continue executing its strategic plan, and I firmly believe the best is yet to come.”

The Company does not intend to fill the role of President at this time and will eliminate the role as part of the Company’s continued business transformation.

About Allison Metcalfe

Allison Metcalfe most recently served as Chief Revenue Officer at Demandbase since September 2020, where she was responsible for leading a global team of around 400 people in go-to-market functions including sales, sales development, sales engineering, enablement, SMEs, customer success, professional services, technical support and advertising campaign strategy and operations. Previously, she served in a number of roles at LiveRamp, including SVP of Strategy, Productivity and Partnerships, VP of Customer Success and GM of LiveRamp TV. During her tenure, the company grew from $30M in revenue to $500M and was acquired by Acxiom. Ms. Metcalfe also held customer success roles at Jigsaw (acquired by Salesforce) and Equilar. Ms. Metcalfe holds a BA in Journalism from the University of St. Thomas.

About Quotient.

Quotient (NYSE: QUOT) is a leading digital media and promotions technology company that creates cohesive omnichannel brand-building and sales-driving opportunities to deliver valuable outcomes for advertisers, retailers and consumers. The Quotient platform is powered by exclusive consumer spending data, location intelligence and purchase intent data to reach millions of shoppers daily and deliver measurable, incremental sales.

Quotient partners with leading advertisers, publishers and retailers, including Clorox, Procter & Gamble, General Mills, Unilever, CVS, Dollar General and Peapod Digital Labs, a company of Ahold Delhaize USA. Quotient is headquartered in Salt Lake City, Utah, and has offices across the US as well as in Bangalore, Paris, London and Tel Aviv. For more information visit www.quotient.com.

Forward-Looking Statements

This press release contains forward-looking statements (including but not limited to Quotient’s ability to become the provider of choice for digital promotions and media across the industry, as well as beliefs about Quotient’s future prospects) within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Actual results may differ significantly from expectations due to various risks and uncertainties including the factors described in the Risk Factors section of Quotient’s most recently filed Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 1, 2022, as amended on April 29, 2022, and as from time to time updated in Quotient’s Quarterly Reports on Form 10-Q. These documents are available in the “SEC Filings” section of Quotient’s Investor Relations website at https://investors.quotient.com. You are cautioned not to place undue reliance on Quotient’s forward-looking statements, which speak only as of the date of this communication. Except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events, new information or circumstances occurring after the date of this communication.

Contacts

Investor Relations:
Drew Haroldson
The Blueshirt Group for Quotient
ir@quotient.com